Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 23, 2007, accompanying the consolidated financial statements included in the Annual Report of Tapestry Pharmaceuticals, Inc. and subsidiaries (a Delaware corporation) (collectively, the “Company”) on Form 10-K for the year ended December 27, 2006.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of the Company on Form S-8 (No. 333-05561), Form S-8 (No. 333-75551), Form S-8 (No. 333-52008), Form S-8 (No. 333-73470), Form S-8 (No. 333-120081), Form S-8 (No. 333-128121), Form S-8 (No. 333-133812), Form S-3 (No. 333-82810), Form S-3 (No. 333-112774), Form S-3 (No. 333-107817) and Form S-3 (No. 333-133811).

/s/GRANT THORNTON LLP

Denver, Colorado
February 23, 2007